Exhibit 99.1

uniQure announces closing of commercialization and license agreement with CSL Behring

~Upfront payment of $450 million due to uniQure by May 13, 2021~

Lexington, MA and Amsterdam, the Netherlands, May 6, 2021 — uniQure N.V. (NASDAQ: QURE), a leading gene therapy company advancing transformative therapies for patients with severe medical needs, today announced that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 for the global licensing agreement with CSL Behring for etranacogene dezaparvovec, an investigational gene therapy for patients with hemophilia B, expired on May 5, 2021, and the agreement became fully effective today, May 6, 2021. The agreement was contingent on completion of review under antitrust laws in the United States, Australia, and the United Kingdom. The antitrust review process is now complete in all three countries.

“As a global leader in hematology and thrombosis, CSL Behring is an ideal commercial partner, and we are excited to embark on our relationship together with a shared goal of delivering this potentially transformative therapy to patients around the world living with hemophilia B,” stated Matt Kapusta, chief executive officer of uniQure. “This transaction positions etranacogene dezaparvovec to be made available to the largest number of hemophilia B patients as quickly as possible and provides uniQure with significant financial resources to advance and expand our pipeline of gene therapy candidates.”

As previously announced in June 2020, uniQure and CSL Behring entered into a licensing agreement providing CSL Behring with exclusive global rights to etranacogene dezaparvovec. Under the terms of the agreement, uniQure will receive a $450 million cash payment from CSL Behring by May 13, 2021 and is eligible to receive up to $1.6 billion in payments based on regulatory and commercial milestones. uniQure will also be eligible to receive tiered double-digit royalties in a range of up to a low-twenties percentage of net product sales arising from the collaboration.

Additionally, uniQure will be responsible for the completion of the HOPE-B pivotal study, manufacturing process validation, and the manufacturing supply of etranacogene dezaparvovec until such time that these capabilities are transferred to CSL Behring. Clinical development and regulatory activities performed by uniQure under the agreement will be reimbursed by CSL Behring. CSL Behring will be responsible for regulatory submissions and commercialization of etranacogene dezaparvovec.

About uniQure

uniQure is delivering on the promise of gene therapy – single treatments with potentially curative results. We are leveraging our modular and validated technology platform to rapidly advance a pipeline of proprietary gene therapies to treat patients with hemophilia B, Huntington's disease, Fabry disease, spinocerebellar ataxia Type 3 and other diseases. www.uniQure.com

About CSL Behring

As a CSL Limited (ASX:CSL;USOTC:CSLLY) company, CSL Behring is a global biotherapeutics leader delivering lifesaving medicines to patients with rare and serious diseases. A global leader in treating bleeding disorders, CSL Behring has been delivering innovations for the hemophilia patient community for more than 30 years. The company reported more than $1 billion in sales of hemophilia-related medicines in 2020.

uniQure Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as "anticipate," "believe," "could," "estimate," "expect," "goal," "intend," "look forward to", "may," "plan," "potential," "predict," "project," "should," "will," "would" and similar expressions. Forward-looking statements are based on management's beliefs and assumptions and on information available to management only as of the date of this press release. These forward-looking statements include, but are not limited to, whether uniQure will receive the upfront cash payment or any of the financial benefits of the agreement; whether the collaboration will benefit Hemophilia B patients worldwide or be made available to the largest number of hemophilia B patients as quickly as possible, and whether uniQure will be able to advance or expand its pipeline of innovative gene therapies or its technology platform. uniQure’s actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, risks associated with the impact of the ongoing COVID-19 pandemic on our Company and the wider economy and health care system, our commercialization activities and commercialization agreement with CSL Behring, our clinical development activities, clinical results, potential adverse events, collaboration arrangements, regulatory oversight, and intellectual property claims, as well as the risks, uncertainties and other factors described under the heading "Risk Factors" in uniQure’s Quarterly Report on Form 10-K filed on March 1, 2021. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and uniQure assumes no obligation to update these forward-looking statements, even if new information becomes available in the future.

uniQure Contacts:

FOR INVESTORS:		FOR MEDIA:

Maria E. Cantor	Chiara Russo	Tom Malone
Direct: 339-970-7536	Direct: 617-306-9137	Direct: 339-970-7558
Mobile: 617-680-9452	Mobile: 617-306-9137	Mobile: 339-223-8541
m.cantor@uniQure.com	c.russo@uniQure.com	t.malone@uniQure.com

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